Exhibit 97

WSFS Financial Corporation
Compensation Clawback Policy
Adopted August, 2023
Amended and Restated as of the Effective Date (Defined Below)

Purpose

The Board of Directors (the “Board”) of WSFS Financial Corporation (the “Corporation”) believes that it is in the best interest of the Corporation and its stockholders to maintain a culture that emphasizes integrity and accountability and that reinforces the Corporation’s compensation philosophy. The Board has therefore adopted this compensation clawback policy (the “Policy”) which provides for the recoupment of incentive-based compensation and certain equity incentive awards in the event of an accounting restatement or an act of material fraud or misconduct by certain recipients of incentive-based compensation. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Act”), as amended, and the rules promulgated thereunder, and the listing standards of National Association of Securities Dealers Automated Quotations (“Nasdaq,” and the Act, such rules, and listing standards are referred to as, the “Applicable Rules”), and will be interpreted consistent therewith.

Applicability and Effective Date

The amendments reflected in this amended and restated Policy are effective October 2, 2023 (the “Effective Date”) and are applicable to all Clawback-Covered Compensation received by Executive Officers and Covered Associates after the Effective Date. The Policy will be administered by the Board or, if so designated by the Board, the Leadership and Compensation Committee of the Board (the “Committee”), in which case references to the Board will be deemed to be references to the Committee. Any determination made by the Board under this Policy will be final and binding on all affected individuals.

Policy

1.Accounting Restatement Clawback for Executive Officers

a.Clawback Trigger and Repayment/Forfeiture Requirement

In the event the Corporation is required to prepare an Accounting Restatement (as defined below), any Executive Officer who was awarded or received Excess Compensation (as defined below) during the three (3) completed fiscal years preceding the date the Corporation is required to prepare an Accounting Restatement (the “Look-Back Period”) shall be required to repay or forfeit such Excess Compensation reasonably promptly. For purposes of this Policy:

•Incentive-Based Compensation is deemed received during the fiscal year during which the applicable financial reporting measure, stock price and/or total stockholder return measure, upon which the payment is based, is achieved, even if the grant or payment occurs after the end of such period.

•The date the Corporation is required to prepare an Accounting Restatement is deemed to be the earlier of the date (i) the Board concludes, or reasonably should have concluded, that the Corporation is required to prepare an Accounting Restatement, or (ii) a court, regulator, or other legally authorized body directs the Corporation to prepare an Accounting Restatement.

Retrospective changes to financial statements not considered an Accounting Restatement under this Policy would include, but are not limited to: (i) application of a change from one generally accepted accounting principle to another generally accepted accounting principle; (ii) revisions to reportable segment information due to a change in internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; and (v) revisions for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

b.No-Fault Application; No Indemnification

In the event of an Accounting Restatement, the Board will determine, approve, and recover reasonably promptly Excess Compensation from any person serving as an Executive Officer at any time during the Look-Back Period, regardless of whether the Executive Officer engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Accounting Restatement. No Executive Officer may be indemnified by the Corporation, or any of its affiliates, from losses arising from the application of this Policy.

c.Conditions for Non-Recovery

The Committee, or in the absence of the Committee, a majority of the independent directors on the Board, may determine that repayment of Excess Compensation (or a portion thereof) is not required only in instances where it makes a determination that recovery would be impracticable and one of the following circumstances exists: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Corporation has (A) made a reasonable attempt to recover such Excess Compensation, (B) documented such reasonable attempt, and (C) provided such documentation to Nasdaq; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

1.Accounting Restatement Clawback for Covered Associates

In the event the Board determines that a Covered Associate’s acts or omissions are directly responsible for an Accounting Restatement, the Board may, to the extent permitted by applicable law, require any such individual employee to repay or forfeit the Excess Compensation awarded to or received by such Covered Associate reasonably promptly.

2.Misconduct Clawback for Executive Officers

In the event the Board determines that an Executive Officer engaged in Misconduct (as defined below) that directly or indirectly caused a Material Adverse Effect, the Board may, to the extent permitted by applicable law, require any such officer to forfeit or reimburse the Corporation for some or all of the Clawback-Covered Compensation (as defined below) awarded to or received by such officer reasonably promptly. Any forfeiture or reimbursement of Clawback-Covered Compensation will be limited to the three (3) year period preceding the commission of the act of Misconduct and/or occurrence of the Material Adverse Effect, in either case, as determined by the Board in its sole discretion.

3.Misconduct Clawback for Covered Associates

In the event that an Executive Officer responsible for supervising a Covered Associate determines that the Covered Associate engaged in Misconduct, such employee shall be required to forfeit or reimburse the Corporation for some or all of the Clawback-Covered Compensation awarded to or received by such Covered Associate reasonably promptly, as determined by the Executive Officer, in the Executive Officer’s sole discretion.

Any forfeiture or reimbursement of Clawback-Covered Compensation will be limited to the three (3) year period preceding the commission of the act of Misconduct, as determined by the Executive Officer in such Executive Officer’s sole discretion.

Definitions
For purposes of this Policy, the following definitions will apply:

“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Corporation with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that corrects an error that is not material to the previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Clawback-Covered Compensation” means Incentive-Based Compensation and Time-Vesting Equity.

“Covered Associate” means any recipient of Incentive-Based Compensation and/or Time-Vesting Equity from the Corporation or a subsidiary or unit who is not an Executive Officer as defined below.

“Excess Compensation” means any amount of Incentive-Based Compensation received by an Executive Officer or Covered Associate that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the Accounting Restatement, computed without regard to any taxes paid. For Incentive Compensation based on stock price or total stockholder return, where the amount to be recovered is not subject to mathematical recalculation directly from information in the Accounting Restatement, the amount to be recovered shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return, as applicable, and the Corporation shall retain documentation of the determination of such estimate and provide such documentation to Nasdaq if so required by the Applicable Rules.

“Executive Officer” means an individual who is, or was during the Look-Back Period, an executive officer of the Corporation within the meaning of Rule 10D-1(d) under the Act.

“Incentive-Based Compensation” means any compensation that is granted to, earned by or vested with a Covered Associate or Executive Officer, the amount, payment and/or vesting of which was calculated based wholly or in part on stock price, total stockholder return, and/or the attainment of any financial reporting measure(s) that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measures that are derived in whole or in part from such measures.

Compensation that does not constitute “Incentive-Based Compensation” includes Time-Vesting Equity, and bonus awards that are discretionary or based on subjective goals or goals unrelated to financial reporting measures.

“Material Adverse Effect” means any event, change, development or occurrence, individually or together with any other event, change, development, or occurrence, that the Board determines, in its sole discretion, is materially adverse to the finances, business, condition, assets, or results of operations of the Corporation.

“Misconduct” means any willful commission of an act of fraud, dishonesty, or recklessness in the performance of a person’s duties or responsibilities. Examples of Misconduct include, but are not limited to, violation of any rules or regulations promulgated under the Act, felony convictions, violation of restrictive covenant agreements (including covenants not to compete or solicit), and intentional violation of the Corporation’s policies, plans, or code of ethics. Determinations of Misconduct will be made by the Board in its sole and absolute discretion.

“Time-Vesting Equity” means equity incentive awards for which the grant is not contingent upon achieving any financial reporting measure performance goal for an individual to receive such an award and that vest exclusively upon completion of a specified employment period, without any performance condition.

Administration

The Board shall have discretion to determine the appropriate means of recovery of any amounts due under this Policy, which may include payment from the Executive Officer or Covered Associate, recovery over time, the reduction of future pay and/or awards, and/or any other method which the Board determines is advisable to achieve reasonably prompt recovery of such amounts. At the direction of the Board, the Corporation shall take all actions reasonable and appropriate to recover amounts due under this Policy from any applicable Executive Officer or Covered Associate, and such individual shall be required to reimburse the Corporation for any and all expenses reasonably incurred (including legal fees) by the Corporation in recovering such Excess Compensation in accordance with this Policy. Any recoupment or forfeiture of such compensation will be in addition to any other remedies that may be available under applicable law, including termination of employment, and application of this Policy shall not affect the Corporation’s ability to pursue any and all available rights and remedies under applicable law.

This Policy will be enforced and, if applicable, appropriate proxy disclosures and exhibit filings will be made in accordance with the Applicable Rules. The Board will have the authority to (i) exercise all of the powers granted to it under the Policy, (ii) construe, interpret, and implement this Policy, and (iii) make all determinations necessary or advisable in administering this Policy.

The administrative powers and authorities conferred to the Board under this Policy may be exercised by an applicable Executive Officer in the event of Misconduct by a Covered Associate.

Amendment

The Board may modify, supplement, rescind, terminate, or replace all or any portion of this Policy at any time, including to reflect changes in applicable law. Any such amendment (or provision thereof) or termination shall not be effective if such amendment or termination would (after taking into account any actions taken by the Corporation contemporaneously with such amendment or termination) cause the Corporation to violate the Applicable Rules.

In the event of any conflict or inconsistency between this Policy and any other policies, plans, or other materials of the Corporation (including any agreement between the Corporation and any Executive Officer or Covered Associate subject to this Policy), this Policy will govern.

This Policy will be deemed to be automatically updated to incorporate any requirement of applicable law, the Securities and Exchange Commission, exchange listing standard, rule or regulation applicable to the Corporation.

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Questions regarding this Policy should be directed to the Corporation’s Chief Human Resources Officer or his or her designee.

Appendix A:

WSFS Financial Corporation
Compensation Clawback Policy

EXECUTIVE OFFICER CLAWBACK ACKNOWLEDGMENT

The undersigned acknowledges and agrees that the undersigned (i) is, and will be, subject to the Compensation Clawback Policy to which this acknowledgement is appended (as amended, the “Policy”), and (ii) will abide by the terms of Policy, including by returning Excess Compensation and/or Clawback-Covered Compensation (as each term is defined in the Compensation Clawback Policy) or other amounts due under the Policy, pursuant to whatever method the Board determines is advisable to achieve reasonably prompt recovery of such amounts, as prescribed under the Policy.

Capitalized terms used but not defined have the meanings set forth in the Policy.

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